EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Delta Financial Corporation:


We consent to incorporation by reference in the Registration Statement on Form S-8 of Delta Financial Corporation of our report dated February 27, 2002, relating to the consolidated balance sheets of Delta Financial Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 Annual Report on Form 10-K of Delta Financial Corporation.


/s/ KPMG LLP
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Melville, New York
May 15, 2002